                                                                  EXHIBIT 2.1



                                TABLE OF CONTENTS


ARTICLE I.     DEFINITIONS.                                                 1

SECTION 1.1.       CERTAIN DEFINITIONS.                                     1

ARTICLE II.    PURCHASE AND SALE OF ASSETS.                                 9

SECTION 2.1.       TRANSFERRED ASSETS.                                      9

SECTION 2.2.       EXCLUDED ASSETS.                                         9

SECTION 2.3.       CONSIDERATION.                                           9

SECTION 2.4.       ASSUMED LIABILITIES.                                     9

Section 2.5        Interim Operations for Buyer's Account                   10

ARTICLE III.   CLOSING.                                                     10

SECTION 3.1.       CLOSING DATE.                                            10

SECTION 3.2.       DELIVERY BY BUYER.                                       10

SECTION 3.3.       DELIVERY BY SELLER.                                      11

ARTICLE IV.    TAX MATTERS.                                                 12

SECTION 4.1.       ALLOCATION OF PURCHASE PRICE.                            12

SECTION 4.2.       FILING OF RETURNS AND PAYMENT OF TAXES.                  13

SECTION 4.3.       REFUNDS AND CREDITS.                                     13

SECTION 4.4.       TRANSFER TAXES.                                          14

ARTICLE V.     OTHER MATTERS.                                               14

SECTION 5.1.       CONSENTS AND SUBCONTRACTED WORK.                         14

SECTION 5.2.       EMPLOYEES AND EMPLOYEE BENEFITS.                         16

SECTION 5.3.       FURTHER ACTION.                                          19

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SECTION 5.4.       DUE DILIGENCE.                                           19

ARTICLE VI.    REPRESENTATIONS AND WARRANTIES OF BUYER.                     19

SECTION 6.1.       INCORPORATION.                                           19

SECTION 6.2.       AUTHORITY.                                               19

SECTION 6.3.       NO CONFLICT.                                             20

SECTION 6.4.       GOVERNMENTAL CONSENTS - BUYER.                           20

SECTION 6.5.       NO BROKER                                                20

SECTION 6.6.       LICENSES AND PERMITS.                                    20

SECTION 6.7.       ENVIRONMENTAL MATTERS.                                   21

ARTICLE VII.   REPRESENTATIONS AND WARRANTIES OF                            21
SELLER.

SECTION 7.1.       INCORPORATION.                                           21

SECTION 7.2.       AUTHORITY.                                               21

SECTION 7.3.       NO CONFLICT.                                             21

SECTION 7.4.       GOVERNMENTAL CONSENTS - SELLER.                          22

SECTION 7.5.       NO BROKER.                                               22

SECTION 7.6.       TITLE TO PERSONAL PROPERTY.                              22

SECTION 7.7.       ACTIONS, SUITS, PROCEEDINGS.                             22

SECTION 7.8.       CONTRACTS.                                               22

SECTION 7.9.       LICENSES AND PERMITS.                                    23

SECTION 7.10.      ENVIRONMENTAL REPRESENTATIONS.                           23

SECTION 7.11.      FINANCIAL STATEMENTS AND REPORTS.                        25

SECTION 7.12.      LABOR AND EMPLOYMENT MATTERS.                            25

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SECTION 7.13.      INVENTORIES.                                             25

Section 7.14.      Equipment.                                               25

SECTION 7.15.      CUSTOMERS.                                               26

SECTION 7.16.      SUPPLIERS; RAW MATERIALS.                                26

SECTION 7.17.      REAL ESTATE.                                             26

Section 7.18.      Employee Benefit Plans for Transferred Employees.        27

Section 7.19.      Forecast.                                                27

SECTION 7.20.      DISCLOSURE.                                              27

SECTION 7.21.      EXCLUSIVE WARRANTIES.                                    27

ARTICLE VIII.  COVENANTS AND AGREEMENTS.                                    28

SECTION 8.1.       HSR FILINGS.                                             28

Section 8.2        Purchase of Equipment                                    28

SECTION 8.3.       AMENDED SCHEDULES.                                       28

SECTION 8.4.       SALE OF REAL ESTATE.                                     28

SECTION 8.5.       SALE "AS IS" WITH ALL FAULTS                             30

SECTION 8.6.       BUYER PERMITS AND FINANCIAL ASSURANCE.                   30

SECTION 8.7.       GUARANTEE OF THE GUARANTOR.                              30

SECTION 8.8.       NON-SOLICITATION                                         31

Section 8.9.       Satisfaction of Closing Conditions                       31

ARTICLE IX -   COVENANTS OF SELLER                                          31

SECTION 9.1.       CONDUCT OF THE BUSINESS.                                 31

SECTION 9.2.       ACCESS TO INFORMATION.                                   31

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ARTICLE X.     CONDITIONS PRECEDENT TO OBLIGATIONS OF                       32
BUYER.

SECTION 10.1.      PERFORMANCE.                                             32

SECTION 10.2.      AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE       32
AGREEMENTS.

SECTION 10.3.      NO DEFAULT.                                              32

SECTION 10.4.      CONSENTS, ETC.; BURDENSOME CONDITIONS.                   33

SECTION 10.5.      GOVERNMENTAL RULES.                                      33

SECTION 10.6.      STANDARD CLOSING DOCUMENTS.                              33

SECTION 10.7.      REPRESENTATIONS AND WARRANTIES.                          34

SECTION 10.8.      PROCEEDINGS.                                             34

SECTION 10.9.      WAIVER OF CONDITIONS BY BUYER.                           34

ARTICLE XI.    CONDITIONS PRECEDENT TO OBLIGATIONS OF                       34
SELLER.

SECTION 11.1.      PERFORMANCE.                                             34

SECTION 11.2.      AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE       35
AGREEMENTS.

SECTION 11.3.      NO DEFAULT.                                              35

SECTION 11.4.      CONSENTS, ETC.; BURDENSOME CONDITIONS.                   35

SECTION 11.5.      GOVERNMENTAL RULES.                                      35

SECTION 11.6.      STANDARD CLOSING DOCUMENTS.                              35

SECTION 11.7.      REPRESENTATIONS AND WARRANTIES.                          36

SECTION 11.8.      PROCEEDINGS.                                             36

SECTION 11.9.      WAIVER OF CONDITIONS BY SELLER.                          37

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ARTICLE XII.   ENVIRONMENTAL INDEMNITIES                                    37

SECTION 12.1.      SELLER'S INDEMNITY                                       37

SECTION 12.2.      BUYER INDEMNITY.                                         38

SECTION 12.3.      SURVIVAL.                                                39

ARTICLE XIII.  INDEMNITY.                                                   39

SECTION 13.1.      SURVIVAL.                                                39

SECTION 13.2.      BUYER INDEMNIFICATION.                                   39

SECTION 13.3.      SELLER INDEMNIFICATION.                                  39

SECTION 13.4.      PROCEDURES.                                              40

SECTION 13.5.      INSURANCE.                                               40

SECTION 13.6.      INDEMNITY IS THE EXCLUSIVE REMEDY.                       41

SECTION 13.7.      EXCLUSION OF CERTAIN DAMAGES.                            41

ARTICLE XIV.   GENERAL.                                                     41

SECTION 14.1.      TERMINATION OF AGREEMENT.                                41

SECTION 14.2.      PUBLIC ANNOUNCEMENTS.                                    42

SECTION 14.3.      NO THIRD-PARTY BENEFICIARIES.                            42

SECTION 14.4.      COSTS.                                                   42

SECTION 14.5.      BULK SALES.                                              42

SECTION 14.6.      MODIFICATION AND WAIVER.                                 42

SECTION 14.7.      CONSTRUCTION; REPRESENTATION.                            42

SECTION 14.8.      SEVERABILITY.                                            43

SECTION 14.9.      GOVERNING LAW.                                           43

SECTION 14.10.     NOTICES.                                                 43

SECTION 14.11.     ASSIGNMENT.                                              44

SECTION 14.12.     COUNTERPARTS.                                            44

SECTION 14.13.     ENTIRE AGREEMENT.                                        45

SCHEDULES

SCHEDULE 1.1.(E)    ENCUMBRANCES

SCHEDULE 2.1.(II)   EQUIPMENT

SCHEDULE 2.1.(III)  INVENTORY

Schedule 2.1.(iv)   Contracts
Schedule 2.1.(vi)   Transferable Permits

SCHEDULE 2.4.       ASSUMED LIABILITIES

SCHEDULE 5.2.A.     EMPLOYEES

Schedule 5.2(b)     Buyer's Terms of Employment for Transferred
Employees

Schedule 5.2(e)     Seller's Separation Pay  Plan

SCHEDULE 6.7.(A)    ENVIRONMENTAL STUDIES AND REPORTS RECEIVED BY BUYER

Schedule 7.4        Governmental Consents -- Seller

Schedule 7.7        Actions, Suits Proceedings

Schedule 7.8.(b)    Outstanding PCB Bids

Schedule 7.8.(c)    Customer Backlog

SCHEDULE 7.9.       LICENSES AND PERMITS

SCHEDULE 7.10.(A)   EXCEPTIONS TO SECTIONS 7.10(A)

SCHEDULE 7.10.(B)   ENVIRONMENTAL JUDGMENTS, ORDERS, DECREES,
                    CHARGES, COMPLAINTS, LAWSUITS OR INVESTIGATIONS AGAINST REAL ESTATE

SCHEDULE 7.10.(C)   PERMITS REQUIRED

Schedule 7.10.(d)   Spills or Leaks

Schedule 7.10.(e)   Hazardous Substances

Schedule 7.14.      Impaired Equipment

Schedule 7.15.      Customer Information

Schedule 7.16.      Supplier Information

Schedule 7.18.      Employee Benefit Plans

Schedule 7.19.      Forecast

Schedule 8.2.       Purchased Equipment

EXHIBITS

EXHIBIT A:          ASSUMPTION AGREEMENT

INTENTIONALLY OMITTED

EXHIBIT C:          LEASE

INTENTIONALLY OMITTED

EXHIBIT E:          PROJECT OPERATIONS AGREEMENT

EXHIBIT F:          SUPPLY AGREEMENT

EXHIBIT G:          BILL OF SALE

Exhibit H:          Special Warranty Deed

--------------------------------------------------------------------------------



                               AGREEMENTS LISTING



         1.       PURCHASE AGREEMENT


         2.       INTELLECTUAL PROPERTY AGREEMENTS

                  a. INTELLECTUAL PROPERTY AGREEMENT

                  b. PATENT LICENSE AGREEMENT


         3.       LEASE (INTERIM REAL ESTATE LEASE)


         4.       PROJECT OPERATIONS AGREEMENT


         5.       SUPPLY AGREEMENT


         6.       ASSIGNMENT AND ASSUMPTION AGREEMENT






--------------------------------------------------------------------------------

                                                                  AUGUST 5, 1997






                               PURCHASE AGREEMENT


                  THIS AGREEMENT, dated as of August 5, 1997, by and among International Business Machines Corporation , a New York corporation ("Seller"), Multilayer Tek L.P., a Texas limited partnership ("Buyer") and The DII Group, Inc., a Delaware corporation ("Guarantor") (herein "Agreement);

                              W I T N E S S E T H:


                  WHEREAS, Seller wishes to sell certain assets used in the manufacturing of certain printed wire boards including the premises used for such manufacturing in Austin, Texas; and

                  WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, such assets for the purchase price and subject to the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller (collectively, the "Parties") hereby agree as follows:

                             ARTICLE I. DEFINITIONS.

                  SECTION 1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

                  "AFFILIATE" shall mean, as to any Person , any other Person which is directly or indirectly controlling, controlled by or under common control with such Person.

                  "ALLOCATION STATEMENTS" shall have the meaning set forth in
Section 4.1., below.

                  "ANTITRUST DIVISION" shall have the meaning set forth in
Section 8.1., below.

                  "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 2.4., below.

                  "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by Buyer and Seller on the Closing Date and by which Buyer assumes the Assumed Liabilities.

                  "BILL OF SALE" shall mean the Bill of Sale in the form set out in Exhibit G.

                  "BEST KNOWLEDGE OF SELLER" shall mean the knowledge acquired based upon reasonable inquiry of IBM's current management of the IBM printed wire board plant operations at the Real Estate as of the date hereof and as of the Closing Date holding the title of Project Manager, Manufacturing Engineering Support or higher title, and the Site Operations Manager.

                  "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person; provided, however, that failure to obtain the Subdivision for any reason shall not be considered a Burdensome Condition.

                  "CLOSING" shall have the meaning set forth in Section 3.1., below.

                  "CLOSING DATE" shall have the meaning set forth in Section 3.1., below.

                  "CODE" shall have the meaning set forth in Section 4.1., below.

                  "COMPLEX" shall have the meaning specified in the Project Operations Agreement.

                  "CONSENSUAL TRANSFERS" shall have the meaning specified in
Section 5.1., below.

                  "COVENANT BREACH" shall have the meaning set forth in Section 11.2., below.

                  "EMPLOYEES" shall have the meaning set forth in Section 5.2., below.

                  "ENCUMBRANCE" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, lease, license, easement, encroachment, burden, title defect, restriction, limitation or other adverse claim of any kind, whether disclosed by the Title Report, the Survey (as defined in the definition of "Permitted Encumbrances" below) or otherwise, in respect of such property or asset, other than Permitted Encumbrances.

                  "ENVIRONMENTAL BASELINE" shall mean the measurement for each chemical constituent identified on the Multek Site by ERM - Southwest, Inc., based on the mean of existing well data to include, as a minimum, two (2) sampling events and a maximum of five (5) sampling events. ERM shall provide each party hereto with a copy of the Environmental Baseline by and dated August 8, 1997.

                  "ENVIRONMENTAL LAW" shall mean any applicable federal, state or local law, statute, ordinance, judgment, governmental directives, regulations or other laws, generally and publicly promulgated by a Governmental Authority having jurisdiction over the Real Estate, including such environmental laws as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Federal Emergency Planning and Community Rights-to-Know Act, Hazardous Materials Transportation Act, the Clean Water Act, and the Clean Air Act, and any State of Texas or local counterparts thereof, as any of the foregoing have been amended prior to the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2., below.

                  "FACILITY" shall mean the Buildings located on the Real
Estate.

                  "FTC" shall have the meaning set forth in Section 8.1., below.

                  "GOVERNMENTAL ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities.

                  "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body having appropriate jurisdiction.

                  "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulation, order or publicly promulgated written administrative guidelines of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local, or foreign court, arbitrator or other judicial tribunal of competent jurisdiction.

                  "GUARANTOR" shall mean The DII Group, Inc., a Delaware corporation.

                  "HAZARDOUS SUBSTANCE" shall mean any hazardous waste, hazardous material, pollutant, or contaminant and words of similar import, including any substance defined as such by any applicable Environmental Law.

                  "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEMNIFIED PARTY" shall have the meaning set forth in
Section 11.4., below.

                  "INDEMNIFYING PARTY" shall have the meaning set forth in
Section 11.4., below.

                  "INTELLECTUAL PROPERTY AGREEMENT" shall mean the agreement in the agreed-to form to be entered into between Seller and Buyer on the Closing Date relating to intellectual property matters.

                  "LAW(S)" shall have the meaning specified in the Project Operations Agreement.

                  "LEASE" shall mean the Lease Agreement in the form set out in Exhibit C to be entered into between Seller and Buyer on the Closing Date.

                  "LOSS" shall mean any and all damage, loss, liability and expense, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit or proceeding.

                  "MAKING THE UTILITIES/SERVICES INDEPENDENT" shall have the meaning set forth in Section 8.4., below.

                  "MULTEK SITE" shall have the meaning specified in the Project Operations Agreement.

                  "NEWLY DISCOVERED CONTAMINATION" shall mean contamination discovered by Buyer within two (2) years of the anniversary of the Closing Date that existed on the Real Estate prior to the Closing Date and that either violated an Environmental Law or exceeded a published standard or guideline established on or prior to the Closing Date by a Governmental Authority pursuant to an Environmental Law or violated a Law or exceeded a published standard or guideline established on or prior to the first anniversary of the Closing Date by a Governmental Authority pursuant to a Law in effect on the first anniversary of the Closing Date, and which continues to be a violation of said Law or in exceedance of said published standard or guideline at the time of its discovery.

                  "OPERATIVE AGREEMENTS" shall mean this Agreement, the Intellectual Property Agreement, the Patent License Agreement, the Lease, the Bill of Sale, the Assignment and Assumption Agreement, the Project Operations Agreement and the Supply Agreement.

                  "PATENT LICENSE AGREEMENT" shall mean the agreement in the agreed-to form to be entered into between Seller and Buyer on the Closing Date relating to patent license matters.

                  "PERMITTED ENCUMBRANCES" shall mean:

                  (i) [intentionally ommitted]

                  (ii)(A) any servitudes, easements, restrictions, rights-of-way, reservations or other similar rights in the Real Estate or any interest therein, (w) described in that certain Title Commitment No. GF129920-Z-34 dated March 26, 1997 and revised June 24, 1997 (the "Title Commitment") prepared by Fidelity National Title Company (the "Title Company"),
(x) to use the Access Roads (as defined in the Project Operations Agreement) provided the same are in form and substance acceptable to the parties, their respective counsel and the Title Company; (y) reasonably determined by Seller to be required in connection with making the Utilities/Services Independent provided the same are in form and substance acceptable to the parties, their respective counsel and the Title Company; and (z)reasonably required by either party in connection with the services to be provided by one Party to the other pursuant to the Project Operations Agreement provided the same are in form and substance acceptable to the parties, their respective counsel and the Title Company; (B) preprinted exclusions from coverage and conditions and stipulations contained in a title policy issued by Fidelity or any other nationally recognized title company selected by Buyer; (C) facts disclosed by that certain survey dated January 16, 1997, and last revised June 25, prepared by McAngus Surveying Company, Inc. (the "Survey"); and any (D) other Encumbrances which are consented to or caused by Buyer or anyone claiming by or through Buyer;

                  (iii) liens existing as of the Closing Date for Taxes either not due and payable or due but for which notice of assessment has not been given;

                  (iv) undetermined or inchoate liens, charges and privileges existing as of the Closing Date incidental to current operations and any statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent;

                  (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; and

                  (vi) the Encumbrances described on Schedule 1.1.(E).

                  Notwithstanding the foregoing, no Encumbrance arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any employee benefit plan or arrangement sponsored by, maintained by or contributed to by Seller or any member of its ERISA Group or arising in connection with any excise tax or penalty tax with respect to such plan or arrangement shall be a Permitted Encumbrance.

                  "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in
Section 4.2., below.

                  "PROJECT OPERATIONS AGREEMENT" shall mean the agreement for site operational services in the form set out in Exhibit E to be entered into between Seller and Buyer on the Closing Date.

                  "PURCHASE PRICE" shall have the meaning specified in Section 2.3., below.

                  "REAL ESTATE" shall mean the real estate described and defined as the "Leased Premises" in the Lease.

                  "REAL ESTATE CLOSING" shall have the meaning set out in
Section 8.4.(b), below.

                  "REMEDIATION" shall have the meaning specified in the Services Agreement attached as Exhibit B to the Project Operations Agreement.

                  "RETAINED LIABILITIES" shall mean all liabilities of Seller other than the Assumed Liabilities, and the obligations assumed by Buyer pursuant to the terms of this Agreement, including Section 5.1., below and the Assumption Agreement. Retained Liabilities, specifically includes, without limitation, the liabilities identified in items (iii), (iv) and (v) of the definition of Permitted Encumbrances.

                  "SUBCONTRACTED WORK" shall have the meaning set forth in
Section 5.1., below.

                  "SUBDIVISION" shall mean (i) the issuance by the City of Austin, Texas (the "City") of a land status report which confirms that the Multilayer Site (as defined in the Project Operations Agreement) is a "grandfathered" legal lot and the separation of the Multilayer Site by the Travis Central Appraisal District as a separate tax parcel from the IBM Property (as defined in the Project Operations Agreement), and, if required, the recording, at IBM's expense, of all documents necessary to effect the legal separation of the Multilayer Site as a separate tax parcel, or (ii) if not "grandfathered," the issuance of all other final approvals from the City of Austin to effect the legal separation of the Multilayer Site as a separate tax parcel and the recording, at Seller's expense, of all documents necessary to effect the legal separation of the Multilayer Site as a separate tax parcel. The word "grandfathered" in this context means that the Multilayer Site and the IBM Property in their current configuration are not required to go through the City's subdivision process and are considered legal lots by the City.

                  "SUBSIDIARY" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

                  "SUPPLY AGREEMENT" shall mean the agreement in the form set out in Exhibit F to be entered into between Seller and Buyer on the Closing Date.

                  "TAX" OR "TAXES" shall mean all taxes, charges, fees, duties, excises, assessments, levies, impositions and withholdings or other charges imposed by any Governmental Authority, whether foreign or domestic (including, but not limited to, taxes based upon or measured by gross receipts, income, capital stock or net worth, estimated profits, sales, use or occupation, value added, ad valorem, transfer, conveyance, franchise, withholding, payroll, social security, employment, severance, excise, property, stamp or other taxes), together with any and all interest, penalties and additions to tax attributable to, or imposed with respect to such amounts and any obligations under any agreements or arrangements with any Person with respect to such amounts.

                  "TAX RETURNS" shall have the meaning set forth in Section 4.2., below.

                  "TRANSFERRED ASSETS" shall mean (i) the leasehold interest in the Real Estate pursuant to the terms of the Lease ; (ii) all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts and other tangible property (and interests in any of the foregoing) listed on sub-schedule 2.1.(ii), whether or not located at the Facility (the "Equipment"); (iii) all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores listed on sub-schedule 2.1.(iii), whether or not located at the Facility (the "Inventory"), as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of business (or otherwise, with the prior consent of Buyer);
(iv) subject to Section 5.1., below, all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, to which Seller is a party, that are listed on sub-schedule 2.1.(iv) (collectively, the "Contracts"); (v) except with respect to Taxes, subject to
Section 5.1., below, all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties under the Consensual Transfers, whether liquidated or unliquidated, fixed or contingent, and all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with any of the Transferred Assets; (vi) subject to Section 5.1., below, all licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held by Seller and are listed on sub-schedule 2.1.(vi) (the "Transferable Permits"); (vii) subject to the provisions of Section 2.1., below, with respect to intellectual property matters, originals or copies of all books, records, files and papers of Seller (or any portions thereof) that relate to and which are required to continue the operations of Seller's printed wire board plant in Austin, Texas, either in hard copy or computer format, including, invoices, sales and promotional literature, sales and purchase correspondence, lists of suppliers, customers, personnel and employment records of the Transferred Employees, maintenance records and schedules for the Facility and the Equipment, and documentation developed or used for accounting and marketing, (other than Tax returns, reports, forms, documents or memoranda); (viii) all goodwill associated with the Transferred Assets; and (ix) insurance proceeds received by Seller under any insurance policy of Seller which are attributable to any loss or damage to the Transferred Assets from and including the date of execution of this Agreement to but excluding the Closing Date, other than any such loss or damage substantially repaired, replaced or made whole by Seller.




                  "TRANSFERRED EMPLOYEES" shall have the meaning set forth in
Section 5.2., below.

                  "WARRANTY BREACH" shall have the meaning set forth in Section 11.2., below.

                    ARTICLE II. PURCHASE AND SALE OF ASSETS.

                  SECTION 2.1. TRANSFERRED ASSETS. Upon the terms and subject to the conditions hereof, as of the Closing Date (as defined in Section 3.1. hereof) with respect to all Transferred Assets other than the conveyance of fee title to the Real Estate, and as of the Real Estate Closing with respect to the conveyance of fee title to the Real Estate, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer free and clear of all Encumbrances, and Buyer hereby agrees to purchase and accept from Seller, all right, title and interest of Seller in and to the Transferred Assets, but excluding cash accounts. Intellectual property matters are addressed exclusively in the Patent License Agreement and the Intellectual Property Agreement (herein the "Intellectual Property Agreements") and are not a subject matter of this Agreement.

                  SECTION 2.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement or any agreements contemplated by this Agreement, the following assets (collectively, the "Excluded Assets") will be retained by Seller, and are excluded from the Transferred Assets:

                  (a) any interest in or right to use any trademark or service mark owned by Seller or any of its Affiliates, any associated logo or any derivative thereof, either alone or in conjunction with other words;

                  (b) any interest in any contractual arrangement with Seller or any of its Affiliates;

                  (c) all other assets of Seller or any of its Affiliates which do not comprise the Transferred Assets or the Real Estate; and

                  (d) any interests of Seller or any of its Affiliates in the Complex other than the Real Estate.

                  SECTION 2.3. CONSIDERATION. The price to be paid by Buyer to Seller for the Transferred Assets and Assumed Liabilities ("Purchase Price") shall be (a) forty million dollars $40,000,000; (b) plus any additional consideration to be paid by Buyer pursuant to Section 8.2., below. Buyer shall pay to Seller by electronic funds transfer, such sum in immediately available funds at the Closing, in U.S. dollars.


                  SECTION 2.4. ASSUMED LIABILITIES. Upon the terms and subject to the conditions hereof, as of the Closing but retroactive to August 1, 1997, Seller will assign and transfer to Buyer, and Buyer will assume, and shall fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller listed on Schedule 2.4. and
Schedule 2.1., hereto (the "Assumed Liabilities") pursuant to the terms and conditions of the Assumption Agreement but solely to the extent arising out of goods supplied or acquired or services rendered or received after August 1, 1997. The Assumed Liabilities shall, except as otherwise set forth herein, exclude liabilities and obligations of Seller to or from any of its Affiliates.

                  SECTION 2.5. INTERIM OPERATIONS FOR BUYER'S ACCOUNT. (a) The parties expressly agree that, from and after August 1, 1997, through the Closing Date (the "Interim Period"), Seller has conducted the printed wire board manufacturing operations and all related operations and activities at the Real Estate (the "Manufacturing Operations") and will continue to do so through the Closing Date for the account of, and at the risk of, Buyer. To the maximum extent legally permissible without title to the Transferred Assets passing to Buyer before the Closing Date, Buyer and Seller intend that, unless the Closing does not occur as provided in this Agreement, Buyer shall be in the economic position of the owner of the Transferred Assets (other than the Real Estate) from August 1, 1997, and that, notwithstanding any of the other provisions of the Operative Agreements, Seller has hereby transferred to Buyer, effective August 1, 1997, and Buyer has assumed, effective August 1, 1997, any and all risks associated with the conduct of the Manufacturing Operations (and it is accordingly the intention of the parties that the Closing under this Agreement shall relate primarily to the timing of the payment of the Purchase Price hereunder, Buyer assuming management and control of the Transferred Assets and the passage of title to the Transferred Assets). During the Interim Period, Seller shall continue to conduct the Manufacturing Operations in the ordinary course as the current management of Seller's Manufacturing Operations reasonably determines to be in the best interests of the Manufacturing Operations, subject to Section 9.1. Any increase or decrease in the value of the Transferred Assets during the Interim Period shall accrue to and be for the account of Buyer, without any adjustment to the Purchase Price; provided, however, that title to the Transferred Assets shall not pass to Buyer before the Closing Date. Notwithstanding the provisions of this Section 2.5., Buyer assumes no responsibility for any retirement or post-employment benefits respecting Employees who retire from Seller during the Interim Period.

                  (b) During the Interim Period, (i) all cash received by Seller by or in respect of the Manufacturing Operations (other than any cash received in respect of the Excluded Assets and the Retained Liabilities) and the Transferred Assets and proceeds from the disposition of assets that would otherwise have been Transferred Assets shall be deemed to have been received by Seller for the account of Buyer and (ii) all cash expended by Seller with respect to the Manufacturing Operations (other than any cash expended in respect of the Excluded Assets and the Retained Liabilities), the Tenant's Obligations as defined in Section 2.02. of the Lease and the Transferred Assets but excluding amounts paid by Seller pursuant to Section 8.2., below, shall be deemed to have been expended from the account of Buyer.

                  (c) As soon as practicable after the Closing Date, Buyer shall invoice Seller for all products and services provided by the Manufacturing Operations to Seller during the Interim Period (the "Invoice Amount").

                  (d) As soon as practicable after the Closing Date, Seller shall determine: (A) the overhead charges (including corporate allocations and payments and allocations related to the Employees) provided by or on behalf of Seller to or in respect of the Manufacturing Operations and the Transferred Assets during the Interim Period (the amount of such charges to be determined on a basis consistent in all material respects with the basis on which such charges were made during the period ending June 30, 1997); (B) the 15% discount on stock of Seller purchased by Employees through Seller's Employee Stock Purchase Plan during the Interim Period; and (C) any Taxes attributable to the Manufacturing Operations during the Interim Period.

                  (e) In the event that (i) the sum of the cash received in accordance with Section 2.5.(b)(i) and the Invoice Amount exceeds the sum of the cash expended in accordance with Section 2.5.(b)(ii) and the amounts determined in accordance with Section 2.5.(c), then Seller shall promptly pay to Buyer the amount of such excess in immediately available funds, in U.S. dollars; or (ii) the sum of the cash expended in accordance with Section 2.5.(b)(ii) and the amounts determined in accordance with Section 2.5.(c) exceeds the sum of the cash received in accordance with Section 2.5.(b)(i) and the Invoice Amount then Buyer shall promptly pay to Seller the amount of such excess in immediately available funds, in U.S. dollars in addition to the payment made by Buyer to Seller pursuant to Section 2.3.

                  (f) In the event the Closing does not occur for any reason, the parties agree that the provisions of this Section 2.5. shall be null and void.

                              ARTICLE III. CLOSING.

                  SECTION 3.1. CLOSING DATE. Subject to the conditions set forth in Articles X and XI, below, the closing of the transactions provided for in this Agreement and the other Operative Agreements (other than the Real Estate Closing) (the "Closing") shall take place at the offices of Seller at 10:00AM on the later of the tenth calendar day following the date this Agreement is executed and the fifth business day following the expiration or early termination of all HSR waiting periods and the satisfaction or waiver of the other conditions set forth in Articles X and XI hereof, or at such other time or on such other date as may be agreed by Seller and Buyer (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have executed the Operative Documents or as of the close of business on the Closing Date, whichever first occurs.

                  SECTION 3.2. DELIVERY BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

                  (a) payment of the Purchase Price in the manner specified in
Section 2.3 hereof;

                  (b) the Assumption Agreement, duly executed by Buyer;

                  (c) the Lease, duly executed by Buyer.

                  (d) the Project Operations Agreement, duly executed by Buyer;

                  (e) the Intellectual Property Agreements, duly executed by Buyer;

                  (f) the Supply Agreement, duly executed by Buyer;

                  (g) a copy of the Certificate of limited partnership of Buyer, certified as of a recent date by the Secretary of State of the State of Texas;

                  (h) a copy of the Certificate of Incorporation of Guarantor, certified as of a recent date by the Secretary of State of the State of Delaware; and

                  (i) the certificates required by Section 11.6., below.

                  SECTION 3.3. DELIVERY BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

                  (a) The Bill of Sale duly executed by Seller, vesting in Buyer all right, title and interest of Seller in and to the Transferred Assets, other than the Real Estate, as provided in this Agreement;

                  (b) the Assumption Agreement, duly executed by Seller;

                  (c) the Lease, duly executed by Seller;

                  (d) the Project Operations Agreement, duly executed by Seller;

                  (e) the Supply Agreement, duly executed by Seller;

                  (f) the Intellectual Property Agreements, duly executed by Seller; and

                  (g) a copy of the Certificate of Incorporation of Seller, certified as of a recent date by the Secretary of State of the State of New York; and

                  (h) the certificates required by Section 10.6., below.

                            ARTICLE IV. TAX MATTERS.

                  SECTION 4.1. ALLOCATION OF PURCHASE PRICE. Buyer and Seller hereby agree that (a) one million five hundred thousand dollars ($1,500,000) of the Purchase Price shall be allocated to intellectual property licensed pursuant to the Intellectual

Property Agreements; (b) no more than thirty-million dollars ($30,000,000 ) shall be allocated to the Real Estate and Facility, at Buyer's discretion; and
(c) the balance of the Purchase Price shall be allocated to the manufacturing equipment, furniture and fixtures and inventory at Buyer's discretion. In addition, as soon as practicable after the Closing Date, but in no event later than 90 days prior to the due date of the Internal Revenue Service Form 8594, Buyer shall provide to Seller statements ("Allocation Statements") allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets, pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (hereinafter, the "Code").

                  The allocation with respect to the Real Estate and Facility will be prepared based on a valuation from a nationally recognized appraisal firm.

                  Buyer and Seller shall each file all income, franchise and other Tax returns, reports and forms ("Tax Returns") and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code within 30 days after preparation of the Allocation Statements, and deliver such form to Seller within thirty (30) days after finalization, but no later than sixty (60) days prior to the due date of such form. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

                  SECTION 4.2. FILING OF RETURNS AND PAYMENT OF TAXES. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authority all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and the Real Estate attributable to any time period ending on or prior to the Closing Date (herein the "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authority all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and the Real Estate attributable to any taxable period which is not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets or the Real Estate, both Seller and Buyer agree to use reasonable efforts to furnish or make available such nonprivileged information at the other's request, cost and expense: provided, however, that neither Party shall be entitled to review or examine the Tax Returns of the other Party.

                  SECTION 4.3. REFUNDS AND CREDITS. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

                  SECTION 4.4. TRANSFER TAXES.

                  (a) All transfer, documentary, sales, use, registration, value-added and any other similar Taxes and related fees incurred in connection with this Agreement and the other Operative Agreements, and the transactions contemplated hereby and thereby, shall be borne by Buyer. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such Taxes, provided that neither Party shall be obligated to seek any exemption that would require any audit by a Governmental Authority of its books and records. Notwithstanding any other provision of this Agreement, Buyer shall not bear any income, windfall or Profits Taxes that are the legal obligation of Seller.

                  (b) Notwithstanding the foregoing, Seller shall be responsible for any tax imposed on the transfer of the Real Estate.

                            ARTICLE V. OTHER MATTERS.

                  SECTION 5.1. CONSENTS AND SUBCONTRACTED WORK. Seller and Buyer shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, of all of the Contracts, Transferred Assets and the Assumed Liabilities (the "Consensual Transfers"). The Parties shall cooperate (including, where necessary, entering into appropriate instruments of novation and assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Consensual Transfers and the Parties will each solicit such releases concurrently with the solicitation of consents from third parties to the transfer, assignment and novation, to Buyer of the Consensual Transfers as soon as practicable). Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Consensual Transfers or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Buyer or Seller thereunder. In no event shall Seller or Buyer be obligated to pay any money to any Governmental Authority or any other Person or to offer or grant other financial or other accommodations to any Governmental Authority or any other Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any Consensual Transfers. If any such consent, waiver, confirmation, or novation or approval is not obtained with respect to any Consensual Transfers, then Seller and Buyer will cooperate to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights, and benefits and assume the corresponding liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. In such event (i) Seller will promptly pay to Buyer when received all moneys received by it under any Consensual Transfers or any claim, right or benefit arising thereunder and (ii) Buyer will promptly pay, perform or discharge when due any obligation or liability arising thereunder. If and to the extent that consents to assignment or novation, as the case may be, are obtained after the Closing Date, Seller and Buyer agree that such Consenual Transfers shall thereafter be Transferred Assets and Assumed Liabilities for all purposes under this Agreement.

                  SECTION 5.2. EMPLOYEES AND EMPLOYEE BENEFITS.

                  (a) Schedule 5.2.A. contains a list of the individuals employed by Seller at the date hereof in connection with the Transferred Assets (including active employees and employees who are on leave of absence or sick leave, but excluding employees who are receiving benefits as of the Closing Date under Seller's Long Term Disability Plan or Medical Disability Income Plan) (herein the "Employees") (and will be updated by Seller to reflect ordinary course changes to such list between the date hereof and the Closing Date).

                  (b) Buyer shall hire, and employ, effective as of the Closing Date, all Employees (the "Transferred Employees") at not less than the same salary as each such Transferred Employee received from Seller as of the Closing Date and on the terms, conditions, and benefits plans, specified on Schedule 5.2.(b), and Buyer hereby covenants and agrees not to decrease such salaries or change the terms, condition or benefit plans specified on Schedule 5.2.(b) for the period beginning on the Closing Date and ending December 31, 1997.

                  (c) Buyer hereby covenants and agrees not to terminate the employment of more than one hundred (100) Transferred Employees, (actually or constructively) during the period which begins on the Closing Date and ends six months after the Closing Date.

                  (d) In accordance with the provisions of Section 13.4., below, Buyer shall defend, indemnify and hold Seller harmless from any and all liabilities, obligations, and Losses with respect to all employment matters concerning the employment by Buyer of, or offers or terms and conditions of employment by Buyer to, Transferred Employees including, without limitation, any Loss arising from or associated with the Worker's Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et. seq. (the "WARN Act") as well as separation payments in accordance with the express agreement of Buyer and Seller in Section 5.2.(e), below), and for complying on and after the Closing Date with the requirements of all applicable laws with respect to all such Transferred Employees Subject to Sections 5.2.(e), 5.2.(g), and 5.2.(j) below, Buyer and Seller agree that Buyer is not assuming any obligation of Seller to the Transferred Employees.

                  (e) If Buyer terminates the employment of any Transferred Employee (actually or constructively), other than for cause, at any time within the six-month period following the Closing Date, Buyer shall pay to each such Transferred Employee a severance payment equal to those benefits to which such Transferred Employee would have been entitled under Seller's severance benefit plans as disclosed on Schedule 5.2.(e) had Seller terminated the employment of such Transferred Employee, other than for cause, immediately prior to the Closing.

                  (f) Prior to but not including the Closing Date, the Seller shall comply in all material respects with the WARN Act with respect to employment terminations caused by Seller prior to the Closing Date and shall indemnify and hold the Buyer harmless from and against any and all Losses that the Buyer may incur by reason of Seller's noncompliance with the WARN Act. Prior to the Closing Date, Seller shall notify Buyer of all employment terminations by Seller of Employees previously employed by Seller in connection with the Transferred Assets at the Real Estate. On and after the Closing Date, Buyer shall comply in all material respects with the WARN Act and shall indemnify and hold Seller harmless from and against any and all Losses that Seller may incur by reason of any non-compliance.

                  (g) With respect to any benefit plans, programs and services of Buyer in existence or adopted hereafter, all the years of service with Seller of each Transferred Employee, as reflected in Seller's records for use in its plans, shall be taken into account by Buyer for all relevant purposes, including credit for eligibility and vesting and, in the case of Buyer's vacation benefits, for benefit accrual. For the foregoing purpose, Seller shall provide Buyer with copies of records with respect to each Transferred Employee's service on the Closing Date.

                  (h) Other than as specified in Section 5.2(j), below, no Transferred Employee or any spouse or beneficiary under any of Seller's employee plans, or under any plan from time to time established by Buyer for the benefit of the Transferred Employees, shall be entitled to assert any claim based on any of the provisions of this Agreement against either party to this Agreement (or any of its Subsidiaries or Affiliates).

                  (i) Seller shall be responsible for paying, in accordance with its applicable benefit plan provisions, those welfare benefit plan liabilities (including worker's compensation, unemployment, and other government-mandated obligations) which are submitted on behalf of a Transferred Employee (or his or her covered dependents) for claims arising out of events occurring prior to the Closing Date. Buyer shall be responsible for paying all claims arising out of accidents, injuries or events which occur on and after the Closing Date.

                  (j) Buyer shall develop and implement a 1997 profit-sharing plan for the benefit of all Transferred Employees. Regardless of business results for 1997, the profit-sharing plan shall, at a minimum, make a guaranteed payment no later than

March 14, 1998 to each Transferred Employee other than Transferred Employees who either retire from Seller or commence a pre-retirement leave of absence from Seller within thirty (30) days of the Closing Date ("Retirees"). This guaranteed, minimum payment shall be based on each Transferred Employee's most recent Personal Business Commitments (PBC) rating in Seller's records and on each Transferred Employee's Earnings (as such term is defined in Seller's 1997 U.S. Variable Pay Program) from Seller up to the Closing Date. Buyer shall be free, in its sole discretion, to provide additional profit-sharing payments in addition to the guaranteed minimum payments described herein.

                  The guaranteed minimum payments shall be calculated in accordance with the following table:


                  PBC Rating                 Percentage of Transferred Employees'
                                             Earnings (as such term is defined in
                                             Seller's 1997 U.S. Variable Pay Program)

                  Extraordinary (1)          15 percent

                  Achieved (2)               10 percent

                  Achieved some (3)          6 percent
                  or no rating of record

                  Seller shall calculate the amount of the guaranteed minimum payment due to each Transferred Employee other than Retirees within 30 days after the Closing Date and shall transfer an amount equal to the sum of the payments so calculated on or before March 14, 1998 to Buyer which shall make the guaranteed minimum payments to each of the Transferred Employees other than Retirees and shall withhold such taxes as may be required by law no later than March 14, 1998. At the option of Buyer, Seller shall make the transfer of the amount so calculated within 30 days of the Closing Date discounted to the date of payment back from March 14, 1998 at a rate of 9 percent per annum. Buyer shall hold all moneys transferred by Seller under this provision in escrow for the benefit of the Transferred Employees other than Retirees and shall not commingle such transferred moneys with its other assets. Once Seller has transferred such amount to the Buyer, Buyer shall assume all liability for the guaranteed minimum payments to the Transferred Employees other than Retirees and shall indemnify and hold Seller harmless with respect to any claims against Seller with respect to the payments described herein. Seller shall make variable pay program payments to Retirees in accordance with Seller's 1997 U.S. Variable Pay Program.

                  Buyer warrants and covenants that it shall make the guaranteed minimum payments described above without a setoff of any kind against Seller or the Transferred Employees including those Transferred Employees other than Retirees who separate from Buyer's employment for any reason. In the event of the death of a Transferred Employee other than Retirees prior to March 14, 1998, Buyer shall make the guaranteed payment to the estate of such Transferred Employee. Notwithstanding anything to the contrary elsewhere in this Agreement, Transferred Employees other than Retirees shall be entitled to enforce any claim to payment under this provision of the Agreement against Buyer.

                  (k) Subject to the other provisions of this Section 5.2., nothing herein shall prevent Buyer or its Affiliates from (i) terminating, reassigning, promoting, or demoting individual personnel or changing adversely or favorably the titles, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms and conditions of employment of individual personnel or (ii) adopting benefits plans that are different from Seller's or modifying, adding or eliminating any employee benefit plan, arrangement, program, policy or procedure.

                  (l) At Closing, Seller will provide Buyer with information regarding each Transferred Employee's 1997 annual vacation entitlement under Seller's vacation plan, prorated through Closing. The information will also indicate the amount of vacation each Transferred Employee has taken from January 1, 1997 through Closing. Seller shall pay each Transferred Employee his or her equivalent daily salary for the number of days by which his or her 1997 annual vacation days, prorated through the Closing Date, exceed the number of vacation days actually taken by each such Transferred Employee prior to the Closing Date.

                  (m) Except as approved by Buyer (which approval will not be unreasonably withheld), prior to Closing Seller will not take any of the following actions with respect to or affecting Transferred Employees other than such actions which are taken on a company-wide basis : (i) increase the rate or terms of compensation payable generally or to become payable generally to such Employees other than routine salary increases; (ii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, or (iii) enter into any employment agreement with or for the benefit of any such Employee, provided, however, that nothing in this clause (iii) shall preclude payments under the terms of the existing incentive compensation plans of Seller in accordance with past practice;

                  (n) Prior to the Closing Date, Seller agrees to obtain Buyer's consent to any communication by Seller to be generally distributed to Transferred Employees regarding employee benefits arrangements to be implemented by Buyer after the Closing Date.

                  SECTION 5.3. FURTHER ACTION. Except as otherwise provided in
Section 8.4, below, with respect to conveyance of fee title to the Real Estate, each of the Parties agrees to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of both parties' counsel jointly, in order to consummate or implement expeditiously the transactions contemplated by the Operative Agreements. In addition, Seller agrees, promptly upon the request of Buyer, and at no additional expense to Seller, other than the expenses associated with the preparation of appropriate instruments of transfer, assignment, or novation, as the case may be, to take all actions reasonably requested by Buyer to perfect the transfer to Buyer of the Transferred Assets.

                  SECTION 5.4. DUE DILIGENCE. Buyer has engaged in the entire due diligence effort it deemed appropriate prior to signing this Agreement.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer and Guarantor each hereby jointly and severally represents and warrants to Seller as follows:

                  SECTION 6.1. INCORPORATION. Buyer is a duly organized and validly existing limited partnership in good standing under the laws of the State of Texas, and Guarantor is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware, each with all requisite power and authority to own its properties and conduct its business, including, in the case of Buyer, its performance of the Assumed Liabilities, and each is duly qualified in each jurisdiction in which its ownership of property, including, in the case of Buyer, the Transferred Assets and the Real Estate, and its conduct of business, including, in the case of Buyer, its performance of the Assumed Liabilities, requires such qualification except where the failure to so qualify would not have a material adverse effect upon Buyer's acquisition of the Transferred Assets hereunder or the performance by Buyer or Guarantor of its respective obligations under this Agreement or the other Operative Agreements.

                  SECTION 6.2. AUTHORITY. Each of Buyer and Guarantor has the requisite power and authority to execute and deliver this Agreement and each of the other Operative Agreements, and to perform its respective obligations hereunder and thereunder. This Agreement has been, and each of the other Operative Agreements will be, duly and validly authorized, executed and delivered by each of Buyer and Guarantor and this Agreement constitutes, and each of the other Operative Agreements will constitute, the valid and binding agreement of Guarantor and Buyer enforceable against each of Guarantor and Buyer in accordance with its respective terms. No other partnership proceedings on the part of Buyer or corporate proceedings on the part of Guarantor are necessary to authorize Buyer's or Guarantor's execution or performance of this Agreement or any of the other Operative Agreements and the transactions contemplated hereby or thereby.

                  SECTION 6.3. NO CONFLICT. The execution and delivery by each of Buyer and Guarantor of this Agreement and each of the other Operative Agreements does not, and the performance of its obligations hereunder and thereunder will not:

                  (a) conflict with, or result in a breach of, any of the provisions of Buyer's Agreement of Limited Partnership or Guarantor's Certificate of Incorporation or By-Laws;

                  (b) (i) breach, violate or contravene any applicable Governmental Rule, or (ii) create any right of termination or acceleration or encumbrance that in the aggregate would have a material adverse effect on the authority or ability of either to perform either its obligations under this Agreement or the other Operative Agreements; or

                  (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which either Buyer or Guarantor is a party or by which either Buyer or Guarantor or any of the properties of either one of them may be affected or bound that in the aggregate would have a material adverse effect on the authority or ability of either Buyer or Guarantor to perform its obligations under this Agreement or the other Operative Agreements.

                  SECTION 6.4. GOVERNMENTAL CONSENTS - BUYER. No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Buyer or Guarantor is required in connection with the execution or delivery by Buyer or Guarantor of this Agreement or any of the other Operative Agreements or the consummation by Buyer or Guarantor of the transactions contemplated hereby or thereby, other than the premerger notification required by HSR and expiration or early termination of the HSR waiting period.

                  SECTION 6.5. NO BROKER. Neither Buyer nor Guarantor has engaged any Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby or thereby, and Buyer and Guarantor shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or Guarantor in connection with the transactions contemplated hereby or thereby.

                  SECTION 6.6. LICENSES AND PERMITS. Each of Buyer and Guarantor has made its own investigation of the Governmental Actions Buyer or Guarantor will require on and after the Closing Date and agrees that Buyer is responsible for obtaining such Governmental Actions for its operations on and after the Closing, subject to Seller's obligations hereunder to transfer from Seller to Buyer the Transferable Permits and the provisions of Section 5.1., above.

                  SECTION 6.7. ENVIRONMENTAL MATTERS. Each of Buyer and Guarantor represents that it has received and read the reports and related data set forth on Schedule 6.7(a) hereto.

             ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Seller hereby represents and warrants to Buyer as follows:

                  SECTION 7.1. INCORPORATION. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

                  SECTION 7.2. AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Operative Agreements, and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the other Operative Agreements will be, duly and validly authorized, executed and delivered by Seller and this Agreement constitutes, and each of the other Operative Agreements will constitute, the valid and binding agreement of Seller enforceable against Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize Seller's execution or performance of this Agreement or any of the other Operative Agreements and the transactions contemplated hereby or thereby.

                  SECTION 7.3. NO CONFLICT. The execution and delivery by Seller of this Agreement and each of the other Operative Agreements does not, and the performance by Seller of its obligations hereunder and thereunder will not:

                  (a) conflict with, or result in a breach of, any of the provisions of its Certificate of Incorporation or By-Laws;

                  (b) (i) breach, violate or contravene any applicable Governmental Rule, or (ii) create any right of termination or acceleration or encumbrance that, in the aggregate would have an adverse effect on the Transferred Assets or the Real Estate or the authority or ability of Seller to perform either its obligations under this Agreement or the other Operative Agreements; or

                  (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument (other than the assignment provisions of any Consensual Transfer which shall be subject to Section 5.1., hereof) ) to which it is a party or by which it or any of the Transferred Assets or Real Estate may be bound that would have an adverse effect on the

Transferred Assets or the Real Estate or the authority or ability of Seller to perform either its obligations under this Agreement or the other Operative Agreements.

                  SECTION 7.4. GOVERNMENTAL CONSENTS - SELLER. Other than as set forth on Schedule 7.4., no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Seller, is required in connection with the execution or delivery by Seller of this Agreement or any of the other Operative Agreements or the consummation by Seller of the transactions contemplated hereunder or thereunder, other than the premerger notification required by HSR and expiration or early termination of the HSR waiting period.

                  SECTION 7.5. NO BROKER. Seller has engaged no Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby or thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby or thereby.

                  SECTION 7.6. TITLE TO PERSONAL PROPERTY. Seller has good and valid title to all tangible Transferred Assets listed on Sub-Schedules 2.1(ii) and 2.1(iii) hereto, free and clear of any Encumbrances (except those assets disposed of in the ordinary course of business after the date hereof).

                  SECTION 7.7. ACTIONS, SUITS, PROCEEDINGS. Other than as set forth on Schedule 7.7., there are no actions, suits, hearings, arbitrations, or proceedings pending or, to the Best Knowledge of Seller, threatened in writing against the Transferred Assets, at law or in equity, including any administrative proceedings with any regulatory authority. There is no existing default by Seller or, to the Best Knowledge of Seller, any of its Affiliates, with respect to any judgment, order, writ, injunction or decree of any Governmental Authority which will affect the Transferred Assets. Other than as set forth on Schedules 7.7 or 7.10(a),(b),(c),(d), or (e), there are no existing orders, judgments or decrees of any Governmental Authority which will affect the Transferred Assets.

                  SECTION 7.8. CONTRACTS. (a) Except as specifically disclosed on Schedule 2.1.(iv), each Contract is a legal, valid, and binding obligation of Seller, and, to the Best Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, or by general principles of equity. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, except as otherwise specifically disclosed on Schedule 2.1.(iv), to the Best Knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

                  (b) Except as disclosed in Schedule 7.8(b), to the Best Knowledge of Seller, Seller has not submitted any bid for its printed wire board products or services manufactured or provided at the Real Estate which is currently outstanding and which, if accepted or awarded, would result in a Contract where the volume of purchases of materials, supplies, goods, services, equipment or other assets from Seller's printed wire board manufacturing operations at the Real Estate under any such resulting contract could be reasonably expected to exceed $1,000,000 (one million dollars). To the Best Knowledge of Seller, Schedule 7.8(b) identifies each such bid and party to which such bid was made. To the Best Knowledge of Seller, all such bids (y) were submitted in the ordinary course of business and (z) were based on assumptions believed by the management of Seller's printed wire board manufacturing operations at the Real Estate to be reasonable when the bid was made.

                  (c) To the Best Knowledge of Seller, Schedule 7.8(c) sets forth, with respect to each customer (including divisions of Seller) Contract having unfilled backlog as of the date hereof in excess of one hundred thousand dollars ($100,000), the backlog of Seller thereunder as of such date, the name of the customer and a brief description of the products and services to be provided.

                  (d) Except as set forth in Schedule 7.8(c), to the Best Knowledge of Seller, all of the Contracts constituting the backlog of the Seller as it relates to Seller's printed wire board manufacturing operations at the Real Estate, were entered into the ordinary course of business and based upon assumptions believed by the management of Seller's printed wire board manufacturing operations at the Real Estate to be reasonable at the time such Contract was entered into.

                  SECTION 7.9. LICENSES AND PERMITS. Seller or its Affiliates have the licenses and permits and other governmental authorizations and approvals as set forth on Schedule 7.9., and such licenses and permits constitute all material licenses and permits required by Seller pursuant to Governmental Rules to conduct its printed wire board manufacturing operations at the Real Estate immediately prior to the Closing Date. All such licenses and permits held by Seller which are material to Seller's use of the Transferred Assets prior to the Closing are valid and in full force and effect. Seller or its Affiliates will use its reasonable efforts to cooperate with Buyer (a) at Seller's expense, to transfer the Transferable Permits to Buyer; and (b) at Buyer's expense, to obtain any additional permits required by Buyer.

                  SECTION 7.10. ENVIRONMENTAL REPRESENTATIONS. The following representations and warranties are the sole and exclusive representations and warranties made by Seller to Buyer relating to environmental matters at the Real
Estate:

                  (a) Except as set forth on Schedule 7.10.(a), to the Best Knowledge of Seller as of the Closing Date, Seller's operations at the Real Estate are in compliance in all material respects with all applicable Environmental Law.

                  (b) Except as set forth on Schedule 7.10.(b), to the Best Knowledge of Seller as of the Closing Date, neither the Seller's operations at the Real Estate nor the Real Estate is subject to any judgment, order or consent decree of any court, or quasi-judicial or administrative agency having jurisdiction over the Real Estate, and to the Best Knowledge of Seller as of the Closing Date there are no charges, complaints, lawsuits or governmental investigations pending or threatened in writing against the Real Estate or Seller involving violations of Environmental Law at the Real Estate, in each case that would have a material adverse effect on Buyer's possession of the Real Estate or use of the Real Estate in the same manner as used by Seller immediately prior to the Closing Date.

                  (c) Except as set forth on Schedule 7.10.(c), at the Closing Date, Seller has in full force and effect, all material permits, licenses and other authorizations that are required under Environmental Law with respect to the operation of Seller's business at the Real Estate as of the Closing Date.

                  (d) Except as set forth on Schedule 7.10.(d), to the Best Knowledge of Seller as of the Closing Date, there have been no leaks, spills or releases of Hazardous Substances by Seller on or to the Real Estate which violate an Environmental Law or which are required to be remediated by Governmental Authorities.

                  (e) Except as set forth in Schedule 7.10.(e), to the Best Knowledge of Seller as of the Closing Date, there are no Hazardous Substances under the Real Estate of Seller except as may be naturally occurring.

                  (f) Without having performed any investigations or inquiries or other due diligence concerning the presence of any asbestos containing material ("ACM") on the Multek Site (including all improvements thereon) Seller is aware of no ACM on or under the Multek Site, other than the ACM present in the gasket material in the steam piping system. To the Best Knowledge of Seller, as of the Closing Date, there is no friable asbestos on the Real Estate.

                  (g) To the Best Knowledge of Seller as of the Closing Date, there are no known underground storage tanks located on the Real Estate of Seller.

                  (h) Except as set forth in Schedules 7.10.(a) through 7.10.(e), to the Best Knowledge of Seller, Seller has not received (i) any written notice or claim that it is or may be liable to any party as a result of a release or threatened release of Hazardous Substances on or which has migrated from the Real Estate of Seller to the property of adjoining landowners, or (ii) any letter or written request for information under Section

104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9604) affecting the Real Estate or comparable state laws affecting the Real Estate, and (iii) to the Best Knowledge of Seller, none of its operations at the Real Estate are subject to any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of Hazardous Substances on or from the Real Estate of Seller.

                  SECTION 7.11. FINANCIAL STATEMENTS AND REPORTS. Seller has previously delivered or made available to Buyer historical management reports on Seller's expense, cost and assets related to Seller's printed wire board manufacturing operations at the Real Estate. To the Best Knowledge of Seller, this financial information is based on Seller's ledger and cost system reports.

                  SECTION 7.12. LABOR AND EMPLOYMENT MATTERS. To the Best Knowledge of Seller, (a) Seller is not engaged in, nor since January 1, 1995, has it engaged in, unfair labor practices with respect to the Employees, and there is no labor strike, dispute (other than routine individual grievances), slowdown or stoppage pending or, to the Best Knowledge of Seller, threatened, against or directly affecting the Transferred Assets; (b) no union representation question or union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Sections 151 et seq.) exists respecting the Employees; (c) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending by any of the Employees; (d) no collective bargaining agreement exists with respect to the Employees, which is binding on Seller; (e) Seller has not experienced any material work stoppage or other material labor difficulties with respect to the Employees during the period beginning January 1, 1995; (f) Seller is not delinquent in any material respect in payments to any of its current or former Employees for any wages, salaries, commissions or other direct compensation for any services performed by them or amounts required to be reimbursed to such Employees; and (g) Seller has not received any written notice nor does it have any knowledge or any threatened labor or civil rights dispute, controversy or grievances (other than routine individual grievance) by any of the Employees or any other unfair labor practice proceeding to claims of, or obligations to, any Employee or group of Employees.

                  SECTION 7.13. INVENTORIES. The levels of Inventory have been maintained by Seller in the ordinary course of business, and except as specifically stated on Schedule 2.1(iii), all such Inventories are owned free and clear of all Encumbrances.

                  SECTION 7.14. EQUIPMENT. To the Best Knowledge of Seller: (a) the Equipment listed on Schedule 2.1.(ii) constitutes all material machinery and manufacturing equipment required by Seller to conduct its printed wire board manufacturing operations at the Real Estate immediately prior to the Closing Date; and (b) except as indicated on Schedule 7.14., on the Closing Date, the Equipment listed on Schedule 2.1.(ii) is in working order in all material respects, ordinary wear and tear excepted, and subject to downtime for normal repairs and routine preventative maintenance conducted in the ordinary course of business.

                  SECTION 7.15. CUSTOMERS. To the Best Knowledge of Seller,
Schedule 7.15 sets forth (a) the names and addresses of all customers of Seller that ordered goods and services from Seller's printed wire board plant in Austin, Texas during the twelve-month period ended December 31, 1996 and (b) the amount for which each such customer was invoiced during such period. To the Best Knowledge of Seller, no such customer described in clause (a) of the first sentence of this Section has otherwise threatened in writing to cease using such products, goods or services, or to substantially reduce the use of such products, goods or services solely as a result of the consummation of the transactions contemplated by this Agreement.

                  SECTION 7.16. SUPPLIERS; RAW MATERIALS. To the Best Knowledge of Seller, Schedule 7.16 sets forth (a) the names and addresses of all suppliers (including without limitation Seller and any Affiliates thereof) from which Seller's printed wire board plant in Austin, Texas ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supply of $120,000 (one hundred twenty thousand dollars) or more during the twelve-month period ended December 31, 1996 and (b) the amount for which each such supplier invoiced Seller during such period.

                  SECTION 7.17. REAL ESTATE.

                  (a) Seller will continue to operate the Real Estate in a manner which is consistent with the manner in which the Real Estate is now operated by Seller and will not enter, except with the written consent of Buyer, into new service or maintenance agreements which will be Consensual Transfers from the date of this Agreement until the Closing Date, except for those which are cancelable at will or upon thirty (30) days' notice.

                  (b) To the Best Knowledge of Seller, Seller has furnished to Buyer copies of all existing agreements in Seller's physical possession at the Real Estate affecting the Real Estate requested by Buyer, including all contracts for service or maintenance of the Real Estate, all governmental documents relating to the occupancy of the Real Estate and "as built" plans and specifications, and Seller has provided Buyer access to the books and records relating to the operation of the Real Estate and copies of any other documents relating to the Real Estate that are within the possession of Seller and have been requested by Buyer.

                  (c) To the Best Knowledge of Seller, Seller has not received any written notice from any insurance company which has issued a policy with respect to the Real Estate requesting performance of any structural or other major repairs or alterations to the Real Estate which has not been complied with.

                  (d) To the Best Knowledge of Seller, on the Closing Date, the material structural components of the Facility have not materially and adversely interfered with Seller's conduct of its printed wire board manufacturing operations at the Real Estate as of the Closing Date.

                  (e) Seller's Complex, as a whole, was originally ISO 9001 certified on December 11, 1992, has received a "revision date" to such certification of December 2, 1996, and such certification has a renewal date of December 11, 1998.

                  SECTION 7.18. EMPLOYEE BENEFIT PLANS FOR TRANSFERRED EMPLOYEES. Except as set forth on Schedule 7.18., with respect to the Transferred Employees. Seller does not maintain or contribute to any pension, profit sharing, retirement, fringe benefit, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or life insurance plan, oral or written commitment of any nature regarding retiree health care, or program or any other type of employee benefit plan, program or arrangement within the meaning of
Section 3(3) of ERISA, including without limitation any defined benefit plan ("Defined Benefit Plan") within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code or any defined contribution plan ("Defined Contribution Plan") within the meaning of Section 3(34) of ERISA or Section 414(j) of the Code or any multiemployer plan ("Multiemployer Plan") within the meaning of
Section 3(37) and 4001(a)(3) of ERISA (hereinafter each individually referred to as a "Plan" and collectively referred to as the "Plans") for the benefit of any Transferred Employee.

                  SECTION 7.19. FORECAST. Schedule 7.19. contains a copy of Seller's 9707 forecast. To the Best Knowledge of Seller, Schedule 7.19 was prepared by the management of Seller's printed wire board manufacturing plant at the Real Estate in the ordinary course of business consistent with past practice.

                  SECTION 7.20. DISCLOSURE. No representation or warranty made by Seller in this Agreement or any Schedule hereto or certificate required to be furnished by or on behalf of Seller to Buyer pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

                  SECTION 7.21. EXCLUSIVE WARRANTIES. (a) Except for the express representations and warranties set forth in this Agreement, Seller makes no representation or warranty, express or implied, with respect to the Transferred Assets, the Real Estate and the Assumed Liabilities which are being sold "AS IS" in all respects with all faults, including all environmental matters and liabilities (other than such environmental liabilities expressly retained by Seller pursuant to the express terms of this Agreement). SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

                     ARTICLE VIII. COVENANTS AND AGREEMENTS.

                  SECTION 8.1. HSR FILINGS. In connection with the filings by Seller and Buyer with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") of premerger notification in accordance with HSR with respect to the purchase and sale of the Transferred Assets, the Real Estate and Assumed Liabilities pursuant to this Agreement and the other Operative Agreements, Seller and Buyer each agrees to furnish, and to cause its Affiliates to furnish, promptly to the FTC and the Antitrust Division any additional information reasonably requested by either of them pursuant to HSR in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that the Parties mutually agree are necessary or reasonably desirable and proper to expedite the termination of the waiting period under HSR; provided, however, that neither Seller nor Buyer shall be required to comply with any Burdensome Condition.

                  SECTION 8.2. PURCHASE OF EQUIPMENT. As requested by Buyer, Seller shall buy out the remaining lease obligations and/or obtain title to the equipment and machinery specified on Schedule 8.2. effective as of the Closing Date and conditional upon the Closing for a total aggregate purchase price for all such equipment and machinery not to exceed $6,500,000 (six million five hundred thousand dollars). Buyer shall pay to Seller the actual aggregate price negotiated and paid by Seller pursuant to this Section 8.2 as additional consideration at Closing in accordance with Section 2.3., above.

                  SECTION 8.3. AMENDED SCHEDULES. If, prior to the date which is six months after the date of this Agreement, Buyer identifies in writing to Seller any assets which were not listed in Schedule 2.1(ii) through 2.1(vi) hereunder as Transferred Assets and which Seller agrees are assets which were required by Seller to conduct its printed wire board manufacturing operations at the Real Estate immediately prior to Closing, Seller shall, subject to the applicable terms and conditions of this Agreement, amend the relevant schedule to add such assets thereto and such assets shall thereafter be considered Transferred Assets for all purposes under this Agreement.

                  SECTION 8.4. SALE OF REAL ESTATE. (a) From and after the Closing Date, Seller shall proceed to use its reasonable good faith efforts to complete the Subdivision, and to make the utilities/services Independent in certain respects as more fully described in the Project Operations Agreement ("making the Utilities/Services Independent"). Seller shall pay all expenses associated with the Subdivision and for making the Utilities/Services Independent; provided that in no event shall Seller be obligated to spend more than four million U.S. dollars ($4,000,000) in the aggregate for making the Utilities/Services Independent. A failure of or refusal by the City of Austin and/or Travis Central Appraisal District to take all required actions to complete the Subdivision for any reason shall not constitute a breach by Seller hereunder. If the Subdivision is not completed as aforesaid, or if making the Utilities/Services

Independent cannot, in Seller's good faith and sole opinion, be performed for an aggregate expense less than or equal to four million U.S. dollars ($4,000,000), then Buyer's exclusive remedy and Seller's exclusive liability shall be for Buyer to continue to occupy the Real Estate for the balance of the ninety-nine
(99) year term of the Lease and otherwise the Lease shall remain in full force and effect upon the same terms and conditions stated therein.

                  (b) If the Subdivision has been accomplished, and Seller has completed making the Utilities/Services Independent , the Parties shall schedule a closing (the "Real Estate Closing") to occur no later than ten (10) days after the date on which both the Subdivision and making the Utilities/Services Independent shall have been completed ("Real Estate Closing Date"). At the Real Estate Closing, Seller shall convey to Buyer insurable fee simple title to the Real Estate (the Title Company insuring indefeasibility of title), in its "As Is" condition in all respects "with all faults," together with (i) non-exclusive easements in recordable form to use the Access Roads (as defined in the Project Operations Agreement), (ii) all other easements in recordable form determined by Seller and Buyer to be required in connection with making the Utilities/Services Independent, and (iii) all other easements in recordable form required by either Party in connection with the services to be provided by one Party to the other pursuant to the Project Operations Agreement; subject, however, to (y) Permitted Encumbrances, and (z) any taking under powers of eminent domain (the word "taking" as used herein shall encompass, without limitation, a taking by or for utility easements). Notwithstanding the foregoing, Seller shall cause to be discharged at or prior to the Real Estate Closing (or cause Buyer's Title Company to insure against collection out of the Real Estate on account of) any fee mortgages or liens against the Real Estate except if caused by Buyer or anyone claiming by, through or under Buyer. Fee title shall be conveyed by a Texas statutory form of Special Warranty Deed in the form attached as Exhibit H. Any conveyance or similar transfer Taxes imposed upon the transfer of the Real Estate shall be paid by Seller, and the cost of any surveys, other than the Survey, updates to the Title Commitment and the cost of any title policies, environmental reports other than the Environmental Baseline, and any other costs or fees associated with such purchase shall be paid by Buyer. Seller shall execute and deliver such customary affidavits as are reasonably required by the Title Company to issue Buyer's Title Policy, without exception for matters other than the Permitted Encumbrances.

                  (c) At the Real Estate Closing, adjustment shall be made as of 11:59PM of the day immediately preceding the Real Estate Closing, in accordance with the customs of the Real Estate Board of New York, Inc., between the parties for:

                  (i) real estate Taxes;

                  (ii) water rates and charges;

                  (iii) sewer Taxes and rents;

                  (iv) any other utilities/services, whether or not they have been made independent as part of making the Utilities/Services Independent and which customarily require adjustment; and

                  (v) periodically recurring fees, and governmental and transferable licenses or permits, if any, issued in respect of the fee ownership of the Real Estate.

                  (d) At the Real Estate Closing, the Lease shall be canceled effective as of the transfer of fee title to the Real Estate to Buyer as required herein. The Project Operations Agreement shall survive the Real Estate Closing and shall remain in full force and effect in accordance with its terms.

                  SECTION 8.5. SALE "AS IS" WITH ALL FAULTS. Except for the express representations set forth in Sections 7.10. and 7.17., above, the Parties acknowledge and agree that the Basic Fixed Rent, defined in the Lease, and the Purchase Price allocated to the Real Estate, were established in material reliance on Buyer accepting the Real Estate in its "AS IS" condition "WITH ALL FAULTS."

                  SECTION 8.6. BUYER PERMITS . Buyer shall exercise its reasonable efforts to satisfy and to effectuate on or prior to the Closing Date, or as soon thereafter as is practicable, the transfer or issuance of all licenses and permits it may require to operate its business on the Real Estate on and after the Closing Date.

                  SECTION 8.7. GUARANTEE OF THE GUARANTOR. The Guarantor hereby unconditionally and absolutely guarantees to Seller the performance and payment of any and all monetary and other obligations of Buyer under this Agreement and the Operative Agreements to which Buyer in accordance herewith and therewith is a party, independently of the obligations of Buyer, and the Guarantor hereby agrees to indemnify Seller against any Loss incurred by reason of any failure of Buyer to perform and pay such obligations in such manner. This guarantee is a direct, absolute, unconditional, irrevocable, present and continuing guarantee of performance and payment, and is a direct and primary obligation of the Guarantor, and is in no way conditional or contingent upon any attempt to enforce performance upon, or collection from, Buyer or upon any other event, contingency or circumstances whatsoever. This shall be a continuing guarantee and shall cover and secure any balance owing by Buyer under this Agreement and the Operative Agreements to which Buyer is a party and Seller shall not be obligated to exhaust its recourse against Buyer before being entitled to payment from the Guarantor, of all and every of the obligations hereby guaranteed. The obligations of the Guarantor set forth above shall not be subject to any deduction, diminution, abatement, setoff, recoupment, suspension, deferment, reduction, or defense (other than valid defenses Buyer has against Seller and all other rights of Buyer under this Agreement and the Operative Agreements, and full and strict compliance by the Guarantor of its obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or Buyer shall have any knowledge or notice thereof), other than full and strict compliance by the Guarantor of its obligations hereunder.

                  SECTION 8.8. NON-SOLICITATION. (a) Seller agrees that, for a period of two years from the Closing Date, it will not, directly or indirectly, solicit for employment or hire any Transferred Employee (so long as such person is employed by Buyer); provided, however, that the foregoing provision will not prevent Seller from employing any such person who contacts Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from Seller and provided, further, that solicitation shall not include general employment advertising or the use of an independent employment agency or search firm not specifically directed to employees of Buyer or any of its Affiliates.

                  (b) Each of Buyer and Guarantor agree that, for a period of two years from the Closing Date, it will not, directly or indirectly, solicit for employment or hire any employee of Seller or any of its subsidiaries employed at the Complex or with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller); provided, however, that the foregoing provision will not prevent either Buyer of Guarantor from employing any such person who contacts either Buyer or Guarantor on his or her own initiative without any direct or indirect solicitation by or encouragement from Buyer or Guarantor and provided, however, that solicitation shall not include general employment advertising or the use of an independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.

                  SECTION 8.9. SATISFACTION OF CLOSING CONDITIONS. Buyer and Seller shall use their reasonable good faith efforts to cause all conditions to the Closing within the control of such Party to be timely satisfied and, subject to the conditions in Articles IX and X, respectively, to consummate the Closing.

                        ARTICLE IX - COVENANTS OF SELLER

                  SECTION 9.1. CONDUCT OF THE BUSINESS. (a) From the date hereof until the Closing Date, Seller shall continue to operate the printed wire board plant in Austin, Texas in the ordinary course and use its reasonable good faith efforts to preserve intact the Transferred Assets and relationships with third parties (including other business units of Seller), and to keep available the services of those of the Employees who are regular, full-time Employees (subject to the rights of any Employees to resign, retire or take a retirement bridge leave of absence, and the right of Seller to dismiss any Employee in accordance with existing policies of Seller).

                  SECTION 9.2. ACCESS TO INFORMATION. Except as may be deemed appropriate to ensure compliance with respect to any applicable Laws (including, without limitation, any requirements with respect to security clearances and any antitrust regulations) and subject to any confidentiality obligations or applicable privileges (including, without limitation, the attorney-client privilege), from the date of this Agreement until the Closing Date, Seller (a) will give Buyer and its authorized representatives reasonable access to the offices, properties, books, and records of Seller relating to the Transferred Assets during normal business hours and upon reasonable prior notice, (b) will furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Transferred Assets as Buyer may reasonably request and (c) will instruct its employees and representatives to cooperate with Buyer in its investigation of the Transferred Assets, all for the purpose of enabling Buyer and its authorized representatives to conduct, at their own expense, business and financial reviews, investigations and studies of the Transferred Assets. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall not have access to such price and other competitive information as may invoke antitrust or similar legal restrictions. Each Party shall use its good faith reasonable efforts after the Closing Date to provide to the other Party and its representatives at the other Party's expense information reasonably requested by the other Party relating to the Transferred Assets to the extent required by the other Party to permit the other Party to determine any matter relating to its rights and obligations under the Operative Agreements and its compliance with applicable tax and financial reporting requirements, and in connection with any claim asserted in connection with an Assumed Liability.

            ARTICLE X. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

                  All obligations of Buyer to effect the Closing hereunder are, subject to the satisfaction at Closing of the following conditions precedent:

                  SECTION 10.1. PERFORMANCE. Seller shall have performed and complied in all material respects with each agreement, covenant and condition in each Operative Agreement to which it is or is specified to be a Party, which agreement, covenant or condition is required to be performed or complied with by Seller at or before the Closing.

                  SECTION 10.2. AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE AGREEMENTS. Seller shall have duly authorized, executed and delivered each Operative Agreement to which it is or is specified to be a Party, and an executed counterpart thereof shall have been delivered to Buyer.

                  SECTION 10.3. NO DEFAULT. Each Operative Agreement shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default thereunder or breach thereof (other than a default or breach on the part of Buyer or any of its Affiliates) or would give any party thereto (other than Seller or any such Affiliate) the right to terminate or not to perform any obligation thereunder.

                  SECTION 10.4. CONSENTS, ETC.; BURDENSOME CONDITIONS. (a) With the exception of the transfer of the Transferable Permits all Governmental Actions required to be taken, given or obtained by Seller in connection with the transactions contemplated by this Agreement and the other Operative Agreements shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed);

                  (b) the waiting period under HSR shall have expired or been terminated; and

                  (c) no Burdensome Condition shall exist with respect to Buyer in connection with any transactions contemplated by the Operative Agreements.

                  SECTION 10.5. GOVERNMENTAL RULES. (a) No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated by the Operative Agreements or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

                  (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in the good faith opinion of Buyer, would make it illegal for Buyer to consummate the transactions contemplated by the Operative Agreements or subject Buyer to any material fine, penalty or other liability under or pursuant to any Governmental Rule because of its consummation of the transactions contemplated by the Operative Agreements.

                  SECTION 10.6. STANDARD CLOSING DOCUMENTS. Buyer shall have received, with respect to Seller:

                  (a) a certificate, dated the Closing Date, of the secretary, assistant secretary or another appropriate authorized signatory of Seller certifying:

                  (i) that a true and correct copy of the resolutions, delegations or other written evidence of corporate action of the appropriate authority within Seller duly authorizing or ratifying its execution, delivery and performance of the Operative Agreements to which it is or is specified to be a Party and the consummation of the transactions contemplated thereby, is attached to such certificate, and as to the absence of other resolutions, delegations or other corporate action relating thereto; and

                  (ii) as to the absence of proceedings for the merger, consolidation, sale of all or substantially all the assets, dissolution, liquidation or similar proceedings with respect to Seller;

                  (b) an incumbency certificate signed by an appropriate officer or other authorized signatory of Seller dated the Closing Date as to the signatures and titles of the officers or authorized signatories of Seller executing any Operative Agreement and any other documents delivered in connection with any Operative Agreement;

                  (c) a certificate signed by an appropriate officer or other authorized signatory of Seller dated the Closing Date certifying that the conditions set forth in Section 10.1., 10.2., 10.3., 10.4., and 10.7. (with respect to Seller) have been satisfied; and

                  (d) a certificate signed by an appropriate officer or other authorized signatory of Seller dated the Closing Date certifying that the representations and warranties set forth in Article VII are true and correct in all respects (in case of any representation or warrant qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of the Closing Date.

                  SECTION 10.7. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article VII shall be true and correct in all respects (in case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date.

                  SECTION 10.8. PROCEEDINGS. All corporate and legal proceedings taken by Seller in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Buyer, and certified or other copies of all relevant documents as Buyer shall have reasonably requested shall have been provided to Buyer or its counsel.

                  SECTION 10.9. WAIVER OF CONDITIONS BY BUYER. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its rights pursuant to Article XII or XIII of this Agreement if Seller shall be in default of any of its express representations, warranties or covenants set forth in this Agreement.

           ARTICLE XI. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

                  All obligations of Seller to effect the Closing hereunder are, at its option, subject to the satisfaction at Closing of the following conditions precedent:

                  SECTION 11.1. PERFORMANCE. Each of Buyer and Guarantor shall have performed and complied in all material respects with each agreement, covenant and condition in each Operative Agreement to which it is or is specified to be a Party, which agreement, covenant or condition is required to be performed or complied with by Buyer or Guarantor at or before the Closing.

                  SECTION 11.2. AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE AGREEMENTS. Each of Buyer and Guarantor shall have duly authorized, executed and delivered each Operative Agreement to which it is or is specified to be a Party, and an executed counterpart thereof shall have been delivered to Seller.

                  SECTION 11.3. NO DEFAULT. Each Operative Agreement shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default thereunder or breach thereof (other than a default or breach on the part of Seller or any of its Affiliates) or would give any party thereto (other than Buyer or its Affiliates) the right to terminate or not to perform any obligation thereunder.

                  SECTION 11.4. CONSENTS, ETC.; BURDENSOME CONDITIONS. (a) All Governmental Actions required to be taken, given or obtained by each of Buyer and Guarantor in connection with the transactions contemplated hereby shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

                  (b) The waiting period under HSR shall have expired or been terminated.

                  (c) No Burdensome Condition shall exist with respect to Seller in connection with any transactions contemplated by the Operative Agreements.

                  SECTION 11.5. GOVERNMENTAL RULES. (a) No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated by the Operative Agreements or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

                  (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in the good faith opinion of Seller, would make it illegal for Seller to consummate the transactions contemplated by the Operative Agreements or subject Seller to any material fine, penalty or other liability under or pursuant to any Governmental Rule in connection with any such transaction.

                  SECTION 11.6. STANDARD CLOSING DOCUMENTS. Seller shall have received, with respect to each of Buyer and Guarantor:

                  (a) a certificate, dated the Closing Date, of the secretary, assistant secretary or another appropriate authorized signatory of each of Buyer and Guarantor certifying:

                  (i) that a true and correct copy of the Agreement of Limited Partnership of Buyer and the charter and By-laws of Guarantor is attached to each such certificate:

                  (ii) that a true and correct copy of the resolutions, delegations or other written evidence of corporate action of the appropriate authority within each of Buyer and Guarantor and, if applicable, the stockholders of each of Buyer and Guarantor duly authorizing or ratifying its execution, delivery and performance of the Operative Agreements to which each is or is specified to be a Party and the consummation of the transactions contemplated thereby, is attached to each such certificate, and as to the absence of other resolutions, delegations or other corporate action relating thereto; and

                  (iii) as to the absence of proceedings for the merger, consolidation, sale of all or substantially all the assets, dissolution, liquidation or similar proceedings with respect to each of Buyer and Guarantor;

                  (b) an incumbency certificate signed by an appropriate officer or other authorized signatory of each of Buyer and Guarantor dated the Closing Date as to the signatures and titles of the officers or authorized signatories of each of Buyer and Guarantor executing any Operative Agreement and any other documents delivered in connection with any Operative Agreement;

                  (c) a certificate signed by an appropriate officer or other authorized signatory of each of Buyer and Guarantor dated the Closing Date certifying that the conditions set forth in Section 11.1., 11.2., 11.3., 11.4., and 11.7. (with respect to each of Buyer and Guarantor) have been satisfied; and

                  (d) a certificate signed by an appropriate officer or other authorized signatory of each of Buyer and Guarantor dated the Closing Date certifying that the representations and warranties set forth in Article VI are true and correct in all material respects as of the Closing Date.

                  SECTION 11.7. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article VI shall be true and correct in all material respects (in case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) as of the date of this Agreement and at the Closing with the same effect as if made at and as of the Closing Date.

                  SECTION 11.8. PROCEEDINGS. All limited partnership and legal proceedings taken by Buyer and all corporate and legal proceedings taken by Guarantor in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Seller, and certified or other copies of all relevant documents as Seller shall have reasonably requested shall have been provided to Seller or its counsel.

                  SECTION 11.9. WAIVER OF CONDITIONS BY SELLER. Seller may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its rights pursuant to Article XII or XIII of this Agreement if Buyer shall be in default of any of its express representations, warranties or covenants set forth in this Agreement.



                     ARTICLE XII. ENVIRONMENTAL INDEMNITIES

                  SECTION 12.1. SELLER'S INDEMNITY. (a) Subject to the maximum aggregate liability of eight million dollars ($8,000,000) specified in Section 13.3.(c), below, Seller agrees that it shall bear the expenses of, and responsibility for, any monitoring or remediation, required by a Governmental Authority at time of Closing or required by any Governmental Authority to address any violation of Environmental Law or an exceedance of a published standard or guideline established by a Governmental Authority in effect at the Closing Date with respect to any contaminant identified in the Environmental Baseline. Subject to the maximum aggregate liability of eight million dollars ($8,000,000) specified in Section 13.3.(c), below, Seller shall also bear the cost of any Remediation required to address Newly Discovered Contamination. Seller's obligation to conduct such monitoring or remediation shall terminate upon the earlier of (i) receipt of notice from any Governmental Authority with jurisdiction that the Remediation is acceptable or (ii) three (3) years after the last monitoring requirement imposed by a Governmental Authority has been completed, it being understood that no other Remediation has been required of Seller for any such contamination specified in the first sentence of this Section by such Governmental Authority prior to the expiration of such period. All Remediation shall be performed to the remediation levels and requirements in effect at the Closing Date as established by any Governmental Authority with jurisdiction over the Real Estate, except that Remediation required as a result of Newly Discovered Contamination shall be performed to the published remediation standards or guidelines established within one year of the Closing Date. Seller shall have the sole right to negotiate with any Governmental Authority, and all Remediation shall be conducted under Seller's exclusive direction, provided that Seller may not agree to any condition, clause or settlement that (i) creates liability on behalf of Buyer, (ii) burdens Buyer's title to the Real Estate, or (iii) could reasonably be anticipated to have a significant adverse effect upon the health and safety of Buyer's employees, without the written consent of Buyer, which consent shall not be unreasonably withheld. (All monitoring and remediation activities required to be performed by Seller pursuant to this Section 12 shall be referred to collectively as the "Seller's Remediation.") Except as herein provided, Seller's Remediation shall not be subject to Sections 13.3.(b) and (c).

                  (b) Buyer agrees to use its reasonable good faith efforts to cooperate with Seller in all matters relating to Seller's Remediation. During the course of any Seller's Remediation, Buyer shall, and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access reasonably necessary to perform such Seller's Remediation at reasonable times and in compliance with any health, safety or security requirements of Buyer. Such access shall include use of utilities at the parking and storage space. Buyer also hereby agrees to allow Seller to install and maintain any remediation devices at, on or under the Real Estate, including, but not limited to, monitoring wells or groundwater recovery and treatment systems, that are required by any Governmental Authority or that Seller deems reasonably necessary to perform Seller's Remediation, provided that, whenever possible, such remediation devices shall be located to minimize impact on Buyer's operations. During the course of Seller's Remediation, Seller shall use reasonable good faith efforts to avoid or minimize interference with the ongoing business of Buyer. Buyer may, at its own expense, monitor the Remediation. Upon request, Seller shall provide to Buyer, at no expense, copies of all data, draft and final reports, and correspondence from or to any Governmental Authority relating to Seller's Remediation. Seller shall provide such documentation as soon as it is received and, where practical, at least five Business Days prior to filing it with any Government Authority. Seller shall consult with Buyer prior to executing any Consent Order or otherwise accepting any obligation imposed by a Governmental Authority. Buyer shall be entitled, at its own expense, to participate in any meetings with any Governmental Authority concerning Seller's Remediation. Seller shall give Buyer reasonable access to information necessary to allow Buyer to undertake such activities, including, but not limited to, any materials or data created by any of Seller's consultants after the Closing Date, other than any such information that would otherwise be protected by the attorney-client privilege, or any attorney work product doctrine or other privilege pertaining to confidentiality.

                  (c) Subject to the maximum aggregate liability of eight million dollars ($8,000,000) specified in Section 13.3.(c), below, Seller shall indemnify and hold Buyer harmless from all Losses (i) arising from Seller's negligent act or omission in performing Seller Remediation brought by Governmental Authorities or third parties other than Affiliates of Buyer, (ii) arising from the off-site transportation, treatment, storage or disposal of Hazardous Material from the Real Estate by Seller at any time prior to the Closing Date, or (iii) arising from any violation of any Environmental Law in effect at the Closing Date, due to conditions existing or events occurring prior to the Closing Date. This indemnification obligation shall not include indirect or consequential Loss or expenses, but shall include Loss incurred by Buyer attributable to the diminution of value of the Real Estate proven by Buyer to have been caused by additional Liens, deed restrictions or deed recordations not otherwise in effect as of the Closing Date and imposed pursuant to Environmental Law solely as a result of Seller's Remediation. Except as herein provided, Seller's obligations under this paragraph (c) shall not be subject to Sections 13.3.(b) and (c).

                  SECTION 12.2. BUYER INDEMNITY. Notwithstanding any other provisions of this Agreement to the contrary, Buyer shall: (i) bear the expense and the responsibility for any monitoring or remediation of, (ii) indemnify and hold Seller harmless from all Losses arising out of, and (iii) assume all liabilities for any violation of Law or exceedance of a published standard or guideline established by a Governmental Authority relating to the Real Estate that is not a Seller Remediation and that occurs after the Closing Date and during the time of Buyer's ownership or operation of the Real Estate.

                  SECTION 12.3. SURVIVAL. The indemnification provisions in this Section shall survive the Closing indefinitely.

                            ARTICLE XIII. INDEMNITY.

                  SECTION 13.1. SURVIVAL. Subject to Section 12.3., above, (a) the representations set forth in Sections 6.1., 6.2., 7.1., 7.2., and 7.6. shall survive the Closing until the third anniversary of the date of this Agreement; and (b) all other representations and warranties of the Parties contained in this Agreement shall survive the Closing until the first anniversary of the date of this Agreement.

                  SECTION 13.2. BUYER INDEMNIFICATION. Subject to Section 13.7., below, Buyer hereby indemnifies Seller against and agrees to hold Seller harmless from any Loss incurred or suffered by Seller arising out of any misrepresentation or breach of warranty contained in this Agreement (a "Warranty Breach") by Buyer or any breach of covenant or agreement made or to be performed pursuant to this Agreement (a "Covenant Breach") by Buyer.

                  SECTION 13.3. SELLER INDEMNIFICATION. (a) Subject to the limitations in Article XII and Sections 13.3.(b) and (c), and 13.7. below, Seller hereby indemnifies Buyer against and agrees to hold Buyer harmless from
(i) any Loss incurred or suffered by Buyer arising out of a Warranty Breach by Seller or Covenant Breach by Seller; or (ii) a Retained Liability; provided that Seller's indemnity with respect to any Retained Liability (other than Seller's indemnity obligations under Article XII) and with respect to any Warranty Breach relating to Section 7.6., above, shall not be subject to Sections 13.3.(b) or
(c) below; provided further however, that Seller's indemnity under Article XII shall be subject to the maximum aggregate liability of eight million dollars ($8,000,00) specified in Section 13.3.(c) below.

                  (b) Seller shall not be liable under this Section 13.3. with respect to any individual Warranty Breach or Covenant Breach by Seller where the Loss resulting therefrom is less than $100,000, and no such individual Warranty Breach or Covenant Breach shall be aggregated for purposes of Section 13.3.(c), below; and

                  (c) Seller shall not be liable under this Section 13.3. with respect to any Warranty Breach and or Covenant Breach by Seller unless the aggregate amount of Losses with respect to all Warranty Breaches and Covenant Breaches by Seller exceeds $400,000 and then only to the extent of such excess up to a maximum aggregate liability of $8,000,000.

                  SECTION 13.4. PROCEDURES. (a) Each of Buyer pursuant to Sections 5,2,12.1. and 13.3. and Seller pursuant to Sections 5.2, 12.2., and
13.2. (the "Indemnified Party") agrees to give prompt notice to the other Party (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement, including the amount and other details of such claim ; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such lack of timely and adequate notice. The Indemnifying Party, if it shall acknowledge in writing to the Indemnified Party that it is fully liable (up to the indemnification limits) to the Indemnified Party for any and all Losses associated with such claim, shall have the right, at its election, to take over the defense or settlement of such claim at its own expense by giving prompt notice to that effect to the Indemnified Party. If the Indemnifying Party shall have so assumed the defense of any claim, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Person; provided, however, that a condition to any such settlement shall be a complete release of the Indemnified Person with respect to such claim. The Indemnified Party shall at all times have the right, at its option and expense, to participate fully in, but not to control, any such defense. If the Indemnifying Party does not, within thirty days after receipt of the Indemnified Party's notice of claim, (x) give such notice to take over the defense of such claim and proceed diligently to defend the claim or (y) object to such claim in writing to the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of such claim for the account of and at the risk of the Indemnifying Party and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such claim. The parties shall cooperate in defending any third party claim, and the defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of the other party. The parties agree that any Indemnified Party may, at its own expense, join an Indemnifying Party in any action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

                  (b) Any claim for indemnification made directly by a party and which does not result from a third party claim or action, shall be asserted by written notice. The other party shall have a period of sixty days within which to respond thereto. If the other party does not respond within such sixty-day period, such party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

                  SECTION 13.5. INSURANCE. The amount of any Loss for which indemnification is provided shall be net of any amounts that the Indemnified Party recovers under insurance policies or agreements with respect to such Loss. The Indemnified Party shall take all reasonable actions to secure payment from insurance policies before putting forward a claim for any Loss to the Indemnifying Party.

                  SECTION 13.6. INDEMNITY IS THE EXCLUSIVE REMEDY. Each party hereto acknowledges and agrees that, after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions herein. Nothing set forth in this Agreement shall be deemed to prohibit or limit either party's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of the other party to perform any covenant or agreement contained herein.

                  SECTION 13.7. EXCLUSION OF CERTAIN DAMAGES. NEITHER BUYER NOR SELLER SHALL BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT.

                              ARTICLE XIV. GENERAL.

                  SECTION 14.1. TERMINATION OF AGREEMENT. (a) This Agreement and the obligations to consummate the transactions contemplated hereby and by the other Operative Agreements may be terminated upon written notice to the other Party hereto at any time before the Closing Date as follows:

                  (i) by Seller, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or prior to September 15, 1997;

                  (ii) by Seller, at any time prior to the Closing, if there has been a material Warranty Breach or Covenant Breach by Buyer;

                  (iii) by Buyer, at any time prior to Closing, if there has been a material Warranty Breach or Covenant Breach by Seller; or

                  (iv) by either Seller or Buyer if, in its reasonable opinion, a Burdensome Condition exists with reference to Seller or Buyer, respectively; provided, however, that prior to such termination such Party shall have exercised reasonable efforts to negotiate with the relevant Governmental Authority for removal of the Burdensome Condition;

in which case this Agreement and all obligations of the Parties hereunder, except obligations under Sections 14.2. and 14.4. shall terminate, unless the Parties otherwise mutually agree.

                  (b) Notwithstanding the provisions of this Section, termination of this Agreement shall not relieve any Party of its liability for breach of any of the provisions of this Agreement or its obligations under Sections 14.2. and 14.4.

                  SECTION 14.2. PUBLIC ANNOUNCEMENTS. No public release, announcement or other form of publicity concerning this Agreement or the transactions contemplated by this Agreement shall be issued by either party hereto without the prior consent of the other party, except as such release or announcement may be required by law or the rules and regulations of any securities exchange (including the NASDAQ Stock Market), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, provided that a period of 24 hours shall be deemed to be reasonable time for purposes of this provision.

                  SECTION 14.3. NO THIRD-PARTY BENEFICIARIES. Except as provided to the contrary in Article V hereof, this Agreement is for the sole benefit of the Parties hereto and nothing herein expressed or implied herein or therein shall give or be construed to give to any Person, other than the Parties, any legal or equitable rights hereunder or thereunder.

                  SECTION 14.4. COSTS. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of this Agreement and, except as otherwise provided elsewhere herein or in the other Operative Agreements, the consummation of the transactions contemplated hereby or thereby.

                  SECTION 14.5. BULK SALES. Buyer hereby waives compliance with any applicable bulk sales or similar laws. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms. Seller shall indemnify and hold harmless Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller's noncompliance with any such bulk sales or similar laws, other than the Assumed Liabilities.

                  SECTION 14.6. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular article hereof or thereof to be modified or waived and signed by a duly authorized officer or representative of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

                  SECTION 14.7. CONSTRUCTION; REPRESENTATION. This Agreement has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its and their terms and without any strict construction in favor of or against either Party.

                  SECTION 14.8. SEVERABILITY. If any one or more provisions contained in this Agreement, or the application of such provision to any person or circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  SECTION 14.9. GOVERNING LAW. (a) This Agreement, valued in excess of One Million Dollars ($1,000,000), shall be deemed to have been made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof.

                  (b) Each of the Parties hereby consents to the exclusive jurisdiction of any state or federal court located within the county of New York in the State of New York. Each of the Parties hereby: (i) waives trial by jury,
(ii) waives any objection to venue of any action instituted under this Agreement, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

                  SECTION 14.10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy, as follows:


      (a)  if to Seller, to:  International Business Machines Corporation
                              New Orchard Road
                              Armonk, New York 10504

           Attention:         Mr. Lee A. Dayton
                              Vice President, Corporate Development and
                              Real Estate

           Facsimile:         (914) 499-7803

           with a copy to:    International Business Machines Corporation
                              New Orchard Road
                              Armonk, New York 10504

           Attention:         Mr. Donald D. Westfall
                              Associate General Counsel

           Facsimile:         (914) 499.6006

      (b)  if to Buyer, to:   Multilayer Tek L.P.
                              11400 Burnet Road
                              Austin, Texas 87858

           Attention:         General Manager

           Facsimile:         (512) 838.7141

           with a copy to:    The DII Group, Inc.
                              6273 Monarch Park Place
                              Suite 200
                              Niwot, CO 80503

           Attention:         Senior Vice President and Chief Financial Officer

           Facsimile:         (303) 652.0602

           and a copy to:

                              Curtis, Mallet-Prevost, Colt & Mosle
                              101 Park Avenue
                              New York, NY 10178

           Attention:         Jeffrey N. Ostrager

           Facsimile:         (212) 697.1559


or to such person or address as either of the Parties shall hereafter designate to the other from time to time by similar written notice.

                  SECTION 14.11. ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, neither Party may assign its rights or obligations hereunder without the written consent of the other Party, which consent shall not be unreasonably withheld.

                  SECTION 14.12. COUNTERPARTS. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

                  SECTION 14.13. ENTIRE AGREEMENT. This Agreement, together with the other Operative Agreements and the Agreement for Exchange of Confidential Information dated February 2, 1997 , between Buyer and Seller, comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Seller and Buyer relating hereto or thereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives and become effective as of the date and year first above written.

MULTILAYER TEK L.P.                              INTERNATIONAL BUSINESS
                                                 MACHINES CORPORATION

By:      /s/ Carl R. Vertuca, Jr.                By: /s/ K.P. Tang
        --------------------------------------       --------------------------------
        Senior Vice President, Chief
        Financial Officer and Secretary
        of Multek Texas, Inc., in its Capacity
Title:  as General Partner                       Title: Corporate Development Officer
        --------------------------------------          -----------------------------

Date: August 5, 1997                             Date:  August 5, 1997
      ----------------------------------------          -----------------------------


                                                 THE DII GROUP, INC.

                                                 By:    /s/ Carl R. Vertuca, Jr.
                                                        ------------------------------
                                                        Senior Vice President, Chief
                                                        Financial Officer and Secretary
                                                        of Multek Texas, Inc., in its Capacity
                                                 Title: as General Partner
                                                        ------------------------------

                                                 Date:  August 5, 1997
                                                        ------------------------------

                                      -53-